Exhibit 4.8

EXECUTION VERSION

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

KONA GOLD BEVERAGE, INC.

Secured Convertible Debenture

Principal Amount: $500,000.00

Original Issue Discount: 4%

Debenture Issuance Date: May 3, 2022

Debenture Number: KGKG 5 1-1

FOR VALUE RECEIVED, KONA GOLD BEVERAGE, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of YA II PN, Ltd., or its registered assigns (the “Holder”), the amount set out above as the Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption, or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Debenture Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Debenture (including all debentures issued in exchange, transfer, or replacement hereof; this “Debenture”) was originally issued pursuant to the Securities Purchase Agreement dated May 3, 2022, as amended (the “Securities Purchase Agreement”) between the Company and the Buyers listed on the Schedule of Buyers attached thereto. Certain capitalized terms used herein are defined in Section (14).

(1) GENERAL TERMS

(a) Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The “Maturity Date” shall be May 3, 2023, as may be extended at the option of the Holder. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

(b) Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 6% (the “Interest Rate”), which Interest Rate shall increase to an annual rate equal to 15% for so long as any Event of Default remains uncured. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(c) Original Issue Discount. The Original Principal Amount of this Debenture shall have an original issue discount of 4% (the “OID”) that the Holder shall be entitled to deduct from the gross proceeds of the original Principal Amount when this Debenture was issued.

(d) Security and Guaranty. This Debenture is secured by (i) a security interest in all of the assets of the Company and of each of the Company’s subsidiaries pursuant to the Security Agreement by and among the Company, its wholly owned subsidiaries and the Investor, dated the date hereof (the “Security Agreement”) and (ii) the Intellectual Property Security Agreement by and among the Investor, the Company, and the Company’s subsidiaries referenced therein, dated the date hereof (the “IP Security Agreement”), and is subject to a global guarantee pursuant to the Global Guaranty Agreement by and among the Investor and each of the Company’s wholly owned subsidiaries, dated the date hereof, (the “Guaranty”; and, collectively, with the Security Agreement and the IP Security Agreement shall be collectively referred to as the “Security Documents”).

(2) Optional Redemption. The Company has the right, but not the obligation, to redeem (an “Optional Redemption”) any or all amounts outstanding under this Debenture at any time or from time to time, as described in this Section; provided, that (i) the VWAP of the Common Stock, is less than the Fixed Conversion Price and (ii) the Company provides the Holder with at least 10 Business Days’ prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Debenture to be redeemed and the applicable Redemption Premium. The “Redemption Amount” shall be equal to the outstanding Principal balance being redeemed by the Company, plus the applicable Redemption Premium, plus all accrued and unpaid interest. After receipt of the Redemption Notice, the Holder shall have 10 Business Days to elect to convert all or any portion of this Debenture. On the 11th Business Day after the Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed after giving effect to conversions effected during the 10 Business Day period.

(3) EVENTS OF DEFAULT.

(a) An “Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree, or order of any court, or any order, rule, or regulation of any administrative or governmental body):

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(i) the Company’s failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Debenture or any other Transaction Document within five (5) Business Days after such payment is due;

(ii) The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there shall be commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding that remains undismissed for a period of sixty-one (61) days; or the Company or any subsidiary of the Company shall be adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company shall suffer any appointment of any custodian, private or court appointed receiver, or the like for it or any substantial part of its property, that continues undischarged or unstayed for a period of sixty-one (61) days; or the Company or any subsidiary of the Company shall make a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment, or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of, or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii) The Company or any subsidiary of the Company shall default in any of its obligations under any other debenture or any mortgage, credit agreement, or other facility, indenture agreement, factoring agreement, or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long-term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default is not cured within five (5) Business Days;

(iv) The Common Stock shall cease to be quoted or listed for trading, as applicable, on any Primary Market for a period of 10 consecutive Trading Days;

(v) The Company or any subsidiary of the Company shall be a party to any Change of Control Transaction (as defined in Section (14)) unless, in connection with such Change of Control Transaction, this Debenture is retired;

(vi) the Company’s (A) failure to deliver the required number of shares of Common Stock to the Holder within two (2) Trading Days after the applicable Delivery Date or (B) notice, written or oral, to any holder of the Debenture, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Debenture into shares of Common Stock that is tendered in accordance with the provisions of this Debenture, other than pursuant to Section 5(c);

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(vii) The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined in Section (4)(b)(ii)) within five (5) Business Days after such payment is due;

(viii) The Company shall fail to observe or perform any other material covenant, agreement, or warranty contained in, or otherwise commits any material breach or default of any provision of this Debenture (except as may be covered by Section (3)(a)(i) through (3)(a)(ix) hereof) or any Transaction Document (as defined in Section (14)) that is not cured within the time prescribed.

(ix) any Event of Default (as defined in the Other Debentures) occurs with respect to any of the Other Debentures.

(b) During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred and is continuing, the full unpaid Principal amount of this Debenture, together with Interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election, immediately due and payable in cash. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Debenture (subject to the beneficial ownership limitations set out in Section (4)(c)) at any time (x) after an Event of Default (provided that such Event of Default has not been cured, during the applicable cure period, if any, and is continuing) at the Conversion Price or (y) on the Maturity Date at the Conversion Price. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest, or other notice of any kind (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(4) CONVERSION OF DEBENTURE. This Debenture shall be convertible into shares of the Company’s Common Stock, on the terms and conditions set forth in this Section (4).

(a) Conversion Right. Subject to the limitations of Section (4)(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section (4)(b), at the Conversion Rate (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section (4)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All calculations under this Section (4) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fractional share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

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(i) “Conversion Amount” means the portion of the Principal and accrued Interest to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination the lower of (i) $0.03 (the “Fixed Conversion Price”) or (ii) 80% of the lowest daily VWAP during the 10 consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Conversion Price”). The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Debenture.

(b) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section (4)(b)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates of Common Stock and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

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(ii) Company’s Failure to Timely Convert. If within three (3) Trading Days after the Company’s receipt of an e-mail copy of a Conversion Notice, the Company shall have failed to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount (a “Conversion Failure”), and, if on or after such Trading Day the Holder shall have purchased (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, multiplied by (B) the Closing Bid Price on the Conversion Date.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.

(c) Limitations on Conversions.

(i) Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture or receive shares of Common Stock hereunder if, after giving effect to such conversion or receipt of such Shares, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after having giving effect to such conversion or receipt of shares as payment of interest. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then-outstanding shares of Common Stock without regard to any other shares that may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and, if the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal amount that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section (4)(a) and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days’ prior written notice to the Company. Other Holders shall be unaffected by any such waiver.

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(d) Other Provisions.

(i) The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock issuable upon conversion of all outstanding amounts under this Debenture; and within three (3) Business Days following the receipt by the Company of a Holder’s written notice that such minimum number of Underlying Shares is not so reserved, the Company shall promptly reserve a sufficient number of shares of Common Stock to comply with such requirement.

(ii) All calculations under this Section (4) shall be rounded to the nearest $0.0001 or whole share.

(iii) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Debenture and payment of interest on this Debenture, each as herein provided, free from preemptive rights or any other actual, contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions set forth herein) upon the conversion of the outstanding Principal and payment of Interest hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued, and fully paid and nonassessable.

(iv) Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (3) herein for the Company’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(5) ADJUSTMENTS TO THE FIXED CONVERSION PRICE.

(a) Adjustment of Fixed Conversion Price upon Issuance of Common Stock. If the Company, at any time while this Debenture is outstanding, issues or sells, or in accordance with this Section 5(a) is deemed to have issued or sold, any shares of Common Stock, excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with an issuance of Excluded Securities, for a consideration per share (the “New Issuance Price”) less than a price equal to the Fixed Conversion Price in effect immediately prior to such issue or sale (such price the “Applicable Price”) (the foregoing, a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Fixed Conversion Price then in effect shall be reduced (and in no event increased) to a Fixed Conversion Price equal to the quotient obtained by dividing:

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(X)	the sum of (A) the product obtained by multiplying the number of shares of Common Stock issued and outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Fixed Conversion Price then in effect plus (B) the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale); by

(Y)	the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Company in such issuance or sale (or deemed issuance or sale).

For purposes of determining the adjusted Fixed Conversion Price under this Section 5(a), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section, the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the grant or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section, the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this Section, no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.

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(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Fixed Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section, if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. If any Common Stock, Options, or convertible securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor, less placement agent fees, brokerage commissions, finder’s fees, or the like. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Bid Price of such securities on the date of receipt thereof. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the 10th day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne jointly by the Company and the Holder.

(v) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which any specific consideration or no specific consideration is allocated to such Options by the parties thereto, (1) the per-share value of the shares of Common Stock included in such integrated transaction shall be the sole determinate as to whether the Fixed Conversion Price is to be adjusted in accordance with the provisions of Section 5(a), above, (2) if no shares of Common Stock are included in such integrated transaction, but shares of the Company’s preferred stock are included in such integrated transaction, then the per-share conversion price of shares of that preferred stock shall be the sole determinate as to whether the Fixed Conversion Price is to be adjusted in accordance with the provisions of Section 5(a), above, and (3) if no shares of Common Stock and no shares of the Company’s preferred stock are included in such integrated transaction, but debt convertible into shares of Common Stock (whether directly or through an intermediate step, e.g., an initial conversion of that debt into shares of the Company’s preferred stock that, thereafter, could be converted into shares of Common Stock), then the per-share conversion price of shares of such debt shall be the sole determinate as to whether the Fixed Conversion Price is to be adjusted in accordance with the provisions of Section 5(a), above; provided, however, that, if the exercise price of the Option is less than the Fixed Conversion Price (after having taken into account any adjustments thereto in accordance with the provisions of (1), (2), or (3), immediately above), then the Option exercise price shall be utilized in connection with the Fixed Conversion Price adjustment provisions of Section 5(a), above.

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(vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

(vii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options, or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options, or Convertible Securities, then such record date will be deemed to be the record date as set forth in notice to stockholders for the issuance or sale of the Common Stock deemed to be issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) Adjustment of the Fixed Conversion Price upon Subdivision or Combination of Common Stock. If the Company, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Fixed Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or re-classification.

(c) Purchase Rights. If at any time the Company grants, issues, or sells any Options, Convertible Securities, or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without taking into account any limitations or restrictions on the convertibility of this Debenture) immediately before the date on which a record is taken for the grant, issuance, or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue, or sale of such Purchase Rights.

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(d) Other Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights, or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Debenture; provided, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 5.

(e) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(f) Whenever the Fixed Conversion Price is adjusted pursuant to Section 5 hereof, the Company shall promptly mail to the Holder a notice setting forth the Fixed Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(g) In case of any (1) merger or consolidation of the Company or any subsidiary of the Company with or into another Person or (2) sale by the Company or any subsidiary of the Company of more than one-half of the assets of the Company in one or a series of related transactions, a Holder shall have the right to (A) exercise any rights under Section 2(b), (B) convert the aggregate amount of this Debenture then-outstanding into the shares of stock and other securities, cash, and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation, or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash, and property as the shares of Common Stock into which such aggregate principal amount of this Debenture could have been converted immediately prior to such merger, consolidation, or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible debenture with a principal amount equal to the aggregate principal amount of this Debenture then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, such newly issued convertible debenture shall have terms identical (including with respect to conversion) to the terms of this Debenture, and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debenture was issued. In the case of clause (C), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible debentures shall be based upon the amount of securities, cash, and property that each share of Common Stock would receive in such transaction and the Fixed Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale, or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash, and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

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(6) REISSUANCE OF THIS DEBENTURE.

(a) Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company shall forthwith prepare and deliver upon the order of the Holder a new Debenture (in accordance with Section (6)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (6)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (4)(b)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b) Lost, Stolen, or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Debenture, and, in the case of loss, theft, or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (6)(d)) representing the outstanding Principal.

(c) Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (6)(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

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(d) Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 5(6)(a) or Section 5(6)(c), the Principal designated by the Holder that, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(7) NOTICES. Any notices, consents, waivers, or other communications required or permitted to be given under the terms hereof must be in writing by letter and e-mail and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by electronic mail. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	Kona Gold Beverage, Inc.
746 North Drive STE A Melbourne, FL 32934 Attn: Robert Clark
Telephone: 844-714-2224
E-mail: robert@konagoldhemp.com

With a mandatory copy to: (which shall not constitute Notice)	Clark Hill LLP 555 South Flower Street – 24th Floor Los Angeles, CA 90071 Attention: Randolf Katz Telephone: 213-714-5310 E-mail: rkatz@clarkhill.com

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Telephone: 201-985-8300
E-mail: Legal@yorkvilleadvisors.com

With a mandatory copy to:	David Gonzalez, Esq
(which shall not constitute notice)	1012 Springfield Avenue
Mountainside, NJ 07092
Telephone: 201-536-5109
E-mail: dgonzalez@yorkvilleadvsors.com

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or at such other address and/or e-mail and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver, or other communication, (ii) electronically generated by the sender’s e-mail service-provider containing the time, date, and recipient e-mail address, or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii), or (iii) above, respectively.

(8) Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the coin or currency herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause its subsidiaries not to, without the consent of the Holder (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), (i) amend its Certificate of Incorporation, Bylaws, or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase, or offer to repay, repurchase, or otherwise acquire shares of its Common Stock or other equity securities; or (iii) enter into any agreement with respect to any of the foregoing.

(9) This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

(10) This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the Supreme Court of the State of New York located in the City of New York, Borough of Manhattan, and the U.S. District Court for the Southern District of New York in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

(11) If the Company fails to strictly comply with the terms of this Debenture, then the Company shall reimburse the Holder promptly for all fees, costs, and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums that become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal, or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

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(12) Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

(13) If any provision of this Debenture is invalid, illegal, or unenforceable, the balance of this Debenture shall remain in effect and, if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension, or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the Principal of or Interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantages of any such law, and covenants that it will not, by resort to any such law, hinder, delay, or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(14) CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a) “Bloomberg” means Bloomberg Financial Markets.

(b) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(c) “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of Convertible Securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) that has not been approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation, or sale of fifty percent (50%) or more of the assets of the Company on a consolidated basis in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b), or (c). No transfer to a wholly-owned subsidiary shall be deemed a Change of Control Transaction under this provision.

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(d) “Closing Bid Price” means the price per share in the last reported trade of the Common Stock on a Primary Market or on the exchange on which the Common Stock is then listed as quoted by Bloomberg.

(e) “Commission” means the Securities and Exchange Commission.

(f) “Convertible Securities” means any stock or securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(g) “Common Stock” means the common stock, par value $0.00001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(h) “Equity Conditions” means that each of the following conditions is satisfied: (i) on each day during the period beginning two (2) weeks prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), all applicable shares of Common Stock to be issued in connection with the event requiring determination shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then-effective minimum listing maintenance requirements of such exchange or market; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered Conversion Shares upon conversion of the Debentures to the Holder on a timely basis as set forth in Section (4)(b) hereof; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section (4)(c) hereof and the rules or regulations of the Primary Market; (v) during the Equity Conditions Measuring Period, there shall not have occurred either (A) an Event of Default or (B) an event that with the passage of time or giving of notice would constitute an Event of Default; and (vi) the Company shall have no knowledge of any fact that would cause any applicable shares of Common Stock to be issued in connection with the event requiring determination not to be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Excluded Securities” means, (a) shares issued or deemed to have been issued by the Company pursuant to an Approved Stock Plan, (b) the shares of Common Stock issued or deemed to be issued by the Company upon conversion of this Debenture or other Debentures issued by the Company to the Holder, and (c) the shares of Common Stock issued or deemed to be issued by the Company upon exercise of warrants initially granted by the Company to the Holder;

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(k) “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash, or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash, or property.

(l) “Options” means any rights, warrants, or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(m) “Other Debentures” means any other debentures issued pursuant to the Securities Purchase Agreement and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(n) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof, or a governmental agency.

(o) “Primary Market” means any of the New York Stock Exchange, the NYSE American, the Nasdaq Global Market, the Nasdaq Global Select Market, the Nasdaq Capital Market, or the OTC Markets Group Inc.’s Pink® Open Market, OTCQB® Venture Market or OTCQX® Best Market, and any successor to any of the foregoing markets or exchanges.

(p) “Redemption Premium” means, 15% of the Principal amount being redeemed.

(q) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(r) “Trading Day” means a day on which the shares of Common Stock are quoted or traded on a Primary Market on which the shares of Common Stock are then quoted or listed; provided, that, in the event that the shares of Common Stock are not so listed or quoted, then Trading Day shall mean a Business Day.

(s) “Transaction Document(s)” means this Debenture, along with the Securities Purchase Agreement, the Security Documents, and any other documents or agreements entered into in connection with the foregoing.

(t) “Underlying Shares” means the shares of Common Stock issuable upon conversion of this Debenture or as payment of interest in accordance with the terms hereof.

(u) “VWAP” means, for any security as of any date, the daily dollar volume-weighted average price for such security on the Primary Market as reported by Bloomberg, LP through its “Historical Prices – Px Table with Average Daily Volume” functions, or, if no dollar volume-weighted average price is reported for such security by Bloomberg, LP, the average of the highest closing Bid Price and the lowest Closing Ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
KONA GOLD BEVERAGE, INC.

By:
Name:	Robert Clark
Title:	CEO

EXHIBIT I

CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Debenture)

TO: KONA GOLD BEVERAGE, INC.

Via E-mail:

The undersigned hereby irrevocably elects to convert that portion of the outstanding and unpaid Conversion Amount of Debenture No. KGKG 5 1-1 into Shares of Common Stock of KONA GOLD BEVERAGE, INC., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Principal Amount to be Converted:
Accrued Interest to be Converted:
Total Conversion Amount to be converted:
Fixed Conversion Price:
Variable Conversion Price:
Applicable Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and deliver them to the following account:
Issue to:
Broker DTC Participant Code:
Account Number:

Authorized Signature:
Name:
Title: